Exhibit 5.1

Virginia K. Sourlis, Esq., MBA*	The Courts of Red Bank
Philip Magri, Esq.+	130 Maple Avenue, Unit 9B2
Red Bank, New Jersey 07701
(732) 530-9007 Fax (732) 530-9008
* Licensed in NJ	www.SourlisLaw.com
+ Licensed in NY	Virginia@SourlisLaw.com

October 24, 2012

Board of Directors

Savvy Business Support, Inc.

130 Maple Avenue, Suite 9B2

Red Bank, NJ 07701

Re:	Savvy Business Support, Inc.
Registration Statement on Form S-1
90,000,000 shares of Common Stock issuable upon the Conversion of 4,500,000 shares of Series A Convertible Preferred Stock

To the Board of Directors:

I have acted as securities counsel to Savvy Business Support, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1, as amended ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the "Act"), an aggregate of 90,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company issuable upon the conversion of an aggregate of 4,500,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) sold by the Company on September 26, 2012 pursuant to Section 4(2) promulgated under the Securities Act of 1933, as amended.

In my capacity as counsel to the Company, I have reviewed the Company's Articles of Incorporation, as amended, the Certificate of Designations of the Series A Preferred Stock, the Bylaws, the Registration Statement, the exhibits to the Registration Statement, Board Resolutions, and such other records, documents, statutes and decisions as I have deemed relevant in rendering this opinion.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to me as originals, the conformity to original documents submitted to me as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, I have relied upon statements and representations of the Company’s sole officer and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Series A Common Stock have been duly and validly authorized for issuance have been legally issued and constitute fully paid and non-assessable shares of capital stock of the Company. Furthermore, I am of the legal opinion that the shares of Common Stock included in the Registration Statement and issuable upon the conversion of the Series A Preferred Stock have been duly and validly authorized for issuance and when issued in accordance with the terms and conditions of the Certificate of Designations governing the Series A Preferred Stock on file with the Secretary of State of the State of Nevada, shall be legally issued and shall constitute fully paid and non-assessable shares of capital stock of the Company.

I express no opinion on the laws of any jurisdiction other than the federal securities laws and the Nevada Revised Statutes, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

On behalf of the Sourlis Law Firm, I hereby consent to the prior filing of this legal opinion as an exhibit to the Registration Statement, as may be amended from time to time. I also consent to the reference to my name and this firm under the heading “Experts” in the prospectus which forms a part of the Registration Statement.

Very truly yours,
/s/ Philip Magri
Philip Magri, Esq.